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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )


Filed by the Registrant  [ ]  Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-12


                               CLARUS CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                WARREN B. KANDERS
                                BURTT R. EHRLICH
                                NICHOLAS SOKOLOW
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to

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       Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount previously paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:


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                CLARUS STOCKHOLDER GROUP SEEKS ELECTION TO BOARD

         Greenwich, Conn. -- (BUSINESS WIRE) -- May 7, 2002 - Warren B. Kanders, Burtt R. Ehrlich and Nicholas Sokolow (the "Kanders Nominees"), collectively the holders of approximately 5.6% of the outstanding common stock of Clarus Corporation (NASDAQ: CLRS) (the "Company"), announced today that it has begun soliciting proxies from Clarus' stockholders for the election of three nominees to Clarus' Board.

         The Kanders nominees are seeking to enhance stockholder value and to reverse the precipitous decline in the value of Clarus shares that has occurred under the watch of the existing Board. The proxies will be presented at Clarus' 2002 Annual Meeting of Stockholders which is scheduled to be held on May 21, 2002.

         "Under the watch of the current Board, Clarus shares have lost approximately 97% of their value, dropping from $136 per share on March 10, 2000 to $4.85 per share on May 2, 2002, costing Clarus' stockholders more than $1.9 billion in market value," said Warren B. Kanders. "We believe it is time for a change."

         Kanders added that, "We have invested over $3 million in Clarus stock while management's nominees collectively owns only 43,075 shares. Our interests are closely aligned with those of all Clarus stockholders. We intend to use our experience of growing stockholder value at other public companies to explore and push management to implement strategic alternatives that will enhance Clarus' value for all stockholders. However, as only three of seven members of Clarus' Board of Directors, we can provide no assurance that our nominees, if elected, will be able to achieve these goals. "

         The Kanders' nominees sent the following letter to the Company's stockholders.

                                Warren B. Kanders
                             Kanders & Company, Inc.
                               Two Soundview Drive
                               Greenwich, CT 06830

                                                                     May 6, 2002

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Dear Fellow Clarus Stockholder:

         My name is Warren B. Kanders. I am writing to you on behalf of myself, Mr. Burtt R. Ehrlich and Mr. Nickolas Sokolow (the "Kanders Nominees"), who collectively own more than 5.6% of the outstanding common stock of Clarus Corporation, to seek your vote and proxy in favor of our election to the Board of Directors of Clarus at the Clarus Annual Meeting of stockholders scheduled to be held May 21, 2002.

         As you are well aware, from March 10, 2000 to April 11, 2002, the value of Clarus shares has dropped precipitously - losing 97% of its value. The existing Board has been on watch as the Company lost more than $1.9 BILLION in market value.

                             IT'S TIME FOR A CHANGE!

         We urge you to vote the enclosed GREEN proxy card enclosed with our Proxy Statement FOR our nominees by signing and returning it today in the prepaid postage return envelope.

         We believe it comes down to a matter of trust. Which slate of nominees have economic interests that are aligned with yours and are committed to creating shareholder value?

THE KANDERS NOMINEES WILL BETTER SERVE YOUR FINANCIAL INTEREST AS A STOCKHOLDER OF CLARUS.

                   o We have invested over $3 million in Clarus stock and own 866,100 (5.6%) of the outstanding shares.

                   o We have extensive experience in growing and managing public companies including Armor Holdings, Inc. (NYSE), Benson Eye Care, Inc. (NYSE) and Langer, Inc. (Nasdaq).

                   o Our repeated success in substantially increasing stockholder value is a matter of public record.

                   o As stated in our letters to Mr. Stephen Jeffery, C.E.O., and the Clarus Board, the Kanders Nominees are committed to exploring and implementing strategic alternatives, utilizing the services of a recognized investment banking firm, including the possible sale of Clarus' e-business technology, the sale of the entire Company or fully utilizing or redeploying Clarus' other assets to acquire income generating businesses.


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MANAGEMENT AND ITS NOMINEES HAVE ONLY A NOMINAL FINANCIAL STAKE IN CLARUS AND
HAVE DESTROYED STOCKHOLDER VALUE.

                   o Clarus Management announced for the first time on Apri1 24, 2002, a plan to "hire a financial advisor to explore strategic alternatives" only after our letters of March 20, 2002 and April 1, 2002, to Clarus' Management and its Board of Directors proposing our plan to maximize stockholder value, and only after we filed with the Securities and Exchange Commission our Form 13D and our Preliminary Proxy Statement proposing our nominees for election to Clarus' Board of Directors.

                   o According to Clarus' proxy statement, collectively, Manage-ment's nominees own only 43,075 Clarus shares and Brady Rackley, III owns no Clarus shares at all.

                   o Management's nominees are responsible for almost $200 million of operating losses during the past two years.

                   o Management's nominees' are responsible for the write-down in 2001 of $36.8 million of intangible assets which Clarus purchased in May 2000.

                   o Under the direction of Management and Management's nominees Clarus' stock has dropped from $136 per share in March, 2000 to $4.85 per share on May 2, 2002.

                   o From July 1999 until May 2001, Todd Hewlin, another one of Management's nominees, and an employee of The Chasm Group, served as Managing Director of Corporate Strategy for the Internet Capital Group ("ICG"), while two other members of The Chasm Group have served on its Advisory Board since February, 1997. Under their guidance and strategic planning, ICG lost more than $3 billion, during 1999, 2000 and 2001 and its stock fell from a high of $201 per share in March, 2000 to approximately $2.00 when Mr. Hewlin departed. The stock of ICG recently traded as low as $.40 per share.

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THE KANDERS NOMINEES HAVE EXTENSIVE FINANCIAL AND BUSINESS EXPERTISE WITH A
PROVEN PUBLIC RECORD OF ENHANCING STOCKHOLDER VALUE.

         I am Chairman of the Board and my colleagues are directors of Armor Holdings, Inc., a New York Stock Exchange ("NYSE") listed company. I am also a Director of Avocet European Technology Fund Limited, a privately held investment company specializing in evaluating and investing in publicly held European technology companies. During the past ten years, I and the other Kanders Nominees have made significant investments in and have served on the Boards of Directors of various New York Stock Exchange and Nasdaq listed companies, including Armor Holdings, Inc. (NYSE), Benson Eyecare Corporation (NYSE) and Langer, Inc. (Nasdaq). Under the guidance of one or more of the Kanders Nominees, the value and price per share of each of these companies has increased dramatically:

                   o Armor: The price per share increased from $0.76 in January, 1996 the date of our initial investment, to $26.80 on May 2, 2002.

                   o Langer: The price per share increased from $1.52 in
                             February, 2001, the date of our initial investment, to $8.15 on May 2, 2002.

                                        o

                   o Benson: The price per share increased from $0.375
                             per share in January 1992, the date of our initial investment, to $10.25 in the summer of 1995 when I sold my interest.


THE KANDERS NOMINEES REPRESENT YOUR INTERESTS.

         Despite how Clarus Management has tried to label us, we are proven long-term investors - not "short-term speculators." While Management is spending your money in an attempt to maintain their control of Clarus, we are spending our own money in order to implement a new course for Clarus that will enhance its value for all stockholders.

         WE STRONGLY RECOMMEND THAT YOU VOTE FOR THE KANDERS NOMINEES BY SIGNING, DATING AND RETURNING THE ENCLOSED GREEN PROXY CARD TO BEST PROTECT YOUR INTEREST AS A CLARUS STOCKHOLDER.

         Even if you have already signed the white proxy, you can still vote for the Kanders nominees by signing, dating and returning the GREEN proxy.


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                      ONLY THE LATEST DATED PROXY MATTERS.

           DO NOT SIGN THE WHITE PROXY CARD SENT TO YOU BY MANAGEMENT.

                        YOUR VOTE IS EXTREMELY IMPORTANT.

         If your shares are registered in your own name, please sign, date and mail the enclosed green proxy card to MacKenzie Partners, Inc.

         If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed green proxy card in the self-addressed, stamped envelope provided.

         If you have any questions or need assistance in voting your shares, please contact our proxy solicitation firm:

                               MacKenzie Partners,
                               105 MADISON AVENUE
                            New York, New York 10016
               Stockholder toll free phone number: 1-800-322-2885
                       e-mail: proxy@mackenziepartners.com


                                                  Very truly yours,


                                                  Warren B. Kanders

Messrs. Kanders, Ehrlich and Sokolow have filed a definitive proxy statement (the "proxy statement") with the Securities and Exchange Commission (the "Commission"). Please read the proxy statement carefully because it contains important information, including information regarding Messrs. Kanders, Ehrlich and Sokolow. You may obtain a free copy of this press release and the proxy statement at the Commission's web site at http://www.sec.gov. A free copy of this press release and the proxy statement may also be obtained from MacKenzie Partners, Inc., at 105 Madison Avenue, New York, NY 10016, toll free telephone number: (800) 322-2885.


CONTACT: MacKenzie Partners
Robert Sandhu, (212) 929-5500